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                                                                       EXHIBIT 1

                              EMPLOYMENT AGREEMENT


         This employment agreement (the "Agreement") is hereby entered into and effective as of January 11, 2005 (the "Effective Date"), by and between OM Group, Inc. ("Company"), and Frank E. Butler (the "Executive").

         WHEREAS, the Company desires to employ the Executive as interim Chief Executive Officer until a permanent successor is named the Board of Directors of the Company; and

         WHEREAS, the Executive desires to serve in the capacity of interim Chief Executive Officer;

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as hereinafter set forth:

         1. EMPLOYMENT AND DUTIES

         The Company agrees to employ the Executive as interim Chief Executive Officer of the Company ("CEO") for the Term (as defined in Section 2). The Executive accepts employment as interim CEO of the Company for the Term and agrees to perform all duties and responsibilities consistent with such employment. The Executive agrees that he shall devote his full time to the business of the Company and shall not engage in any activity that would be competitive with the business activity of the Company.

         2. TERM OF EMPLOYMENT

         The Executive's term of employment (the "Term") under the Agreement shall commence on the Effective Date and shall terminate as of the earliest of:
(i) the date a permanent CEO is named by the Company and assumes the duties thereof; (ii) the Executive's resignation, death, or disability; (iii) the date the Executive is terminated by the Board of Directors of the Company; or (iv) December 31, 2005.

         3. COMPENSATION AND BENEFITS

         For his services during the Term, the Executive shall receive compensation consisting of a base salary ("Base Salary") to be determined and paid in the manner set forth below as well as the benefits and perquisites described below.

                           (a) BASE SALARY. The Base Salary of the Executive
                  shall be determined by multiplying $900,000 by a fraction the numerator of which shall be the actual number of calendar days of the Term and the denominator of which shall be 365; provided, however, that in no event shall such Base Salary be less than $125,000. Subject to the provisions of Sections 3(a)(ii) and (iii), the Base Salary of the Executive shall be payable as follows: (i) during 2005, the Executive shall receive $125,000 which shall be paid in installments pursuant to



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                  the Company's usual payroll practices; (ii) in January 2006, the Executive shall receive one-third of his remaining Base Salary (Base Salary minus $125,000); (iii) in January 2007, the Executive shall receive one-half of his remaining Base Salary (Base Salary minus $125,000 minus the portion of his Base Salary paid in January 2006) plus interest credits for 2006 pursuant to Section 3(a)(i); and (iv) in January 2008, the Executive shall receive the remaining amount of his Base Salary plus interest credits for 2006 and 2007 pursuant to
                  Section 3(a)(i).

                                    (i) INTEREST CREDITS ON AMOUNTS PAID AFTER
                           2006. Interest credits at an annual rate of 5% shall be paid with respect to portions of Base Salary paid in 2007 and 2008 under Section 3(a) above.

                                    (II) DELAY IN COMMENCEMENT OF PAYMENT AFTER
                           TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of the Agreement, except in the case of death or disability (if earlier), no payment of Base Salary shall be made after the Executive's termination of employment until the date that is six months after the date of his "separation from service" (as defined within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Code")).

                                    (III) NO ACCELERATION OF PAYMENTS. All
                           payments under this Section 3(a) shall be paid as provided herein, and no payment shall be accelerated as to time or schedule, except, in the case of the Executive's death or disability, as permitted under
                           Section 409A of the Code.

                           (b) RETIREMENT AND WELFARE BENEFITS. During the Term,
                  the Executive shall be entitled to participate in the employee benefit plans sponsored by the Company for executive employees, including retirement plans, healthcare plans, and group or other insurance plans (such as disability, life, and accidental death and dismemberment insurance); provided that the Executive meets the eligibility provisions of such plans in effect from time to time, and provided further that the Executive shall not be eligible to participate in the OM Group, Inc. Restoration Benefit Plan.

                           (c) HOUSING. During the Term, the Executive shall be
                  furnished with a monthly housing allowance of $3,000.

                           (d) EXECUTIVE PERQUISITES. During the Term, the
                  Company shall provide the Executive with the following perquisites:

                                    (i) COMPANY AUTOMOBILE. The Company shall
                           furnish the Executive with a leased 2002 Audi A6 under the OMG Company Car Program.



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                                    (ii) DIRECT EXPENSES. The Company shall
                           reimburse the Executive for any reasonable expenses incurred in the course of conducting business activity for the Company.

                           (e) DEATH. In the event of the death of the Executive
                  prior to the entire distribution of his Base Salary, any portion of his undistributed Base Salary shall be paid to his designated beneficiary as soon as practicable.

         4. CONFIDENTIALITY

         The Executive recognizes that the Executive's position with the Company is one of trust and confidence. The Executive acknowledges that he knows of, and that during the course of the Executive's employment with the Company, the Executive will necessarily become acquainted with, confidential information relating to the customers (including names, addresses, and telephone numbers) of the Company, and trade secrets, processes, methods of operation, and other information, which the Company regards as confidential and in the nature of trade secrets (collectively "Confidential Information").

         The Executive covenants and agrees that the Executive will not, at any time during or after the termination of the Executive's relationship with the Company, reveal, divulge, or make known to any person, firm, or corporation, any Confidential Information made known to the Executive or of which the Executive has become aware, regardless of whether developed, prepared, devised, or otherwise created in whole or in part by the efforts of the Executive, except to the extent that such disclosure is necessary to carry out the Executive's duties for the Company.

         The Executive agrees that upon termination of the Executive's employment with the Company, he shall return to the Company all papers, documents, and other property of the Company placed in the Executive's custody or obtained by the Executive during the course of the Executive's employment that relate to Confidential Information, and the Executive will not retain copies of any such papers, documents, or other property for any purpose whatsoever.

         5. NON-COMPETITION

         The Executive agrees that during the Term and for a period of one (1) year following the Term, the Executive shall not engage, directly or indirectly, alone or as a shareholder, partner, officer, director, employee, or consultant of any other business organization in the business of the Company; provided, however, that nothing herein shall prohibit the Executive from owning less than five (5) percent of the outstanding capital stock of any publicly traded entity.

         6. MISCELLANEOUS PROVISIONS

                  (a) ENTIRE AGREEMENT. The Agreement sets forth the entire agreement and understanding between the parties with respect to the employment of the Executive and supersedes all prior agreements, arrangements, and understandings between the parties with respect thereto.



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                  (b) MODIFICATION. The Agreement may be amended, modified,
         superseded, or cancelled, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

                  (c) WAIVER. The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party or a breach of any term or covenant contained in the Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant contained in the Agreement.

                  (d) NOTICES. All notices given in connection with the Agreement shall be in writing and shall be deemed to have been given:
         (a) at the time delivered; (b) at the time faxed with confirmation by the receiving party or agent; or (c) four (4) days after deposit at any general branch of the official postal service of the United States of America, enclosed in a registered or certified, postage-paid envelope addressed to the respective parties as follows:

                  To the Executive:          Frank E. Butler
                                             453 Ensign Drive
                                             Dillon, Colorado 80435

                  To the Company:            OM Group, Inc.
                                             1500 Key Tower
                                             127 Public Square
                                             Cleveland, OH 44114

                  With a copy to:            Carolyn J. Buller, Esq.
                                             Squire, Sanders & Dempsey L.L.P.
                                             4900 Key Tower
                                             127 Public Square
                                             Cleveland, OH 44114

                  (e) ASSIGNABILITY. The Agreement is personal to the Executive and may not be assigned by the Executive to any other person, entity, or organization. The Company may assign its rights, together with its obligations hereunder, to a successor organization, and such rights and obligations shall inure to, and be binding upon, any such successor.

                  (f) SURVIVAL OF PROVISIONS. The provisions of Section 4 shall survive the termination of the Agreement indefinitely. The provisions of Section 5 shall survive the termination of the Agreement for the period of time specified therein.

                  (g) SEPARABILITY. Any term or provision of the Agreement which is rendered unenforceable or invalid in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without rendering invalid or



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         unenforceable the remaining terms and provisions of the Agreement or affecting the validity or enforceability of any of the provisions hereof.

                  (h) ENFORCEMENT. The Executive acknowledges that the Company may suffer substantial and irreparable damages not readily ascertainable in terms of money in the event of the breach of any of the Executive's obligations under Sections 4 and 5. The Executive agrees that in addition to monetary damages, the Company has the right and remedy to have such provisions specifically enforced by any court of competent jurisdiction.

                  (i) GOVERNING LAW. The Agreement shall be construed in accordance with, and governed by, the laws of the State of Ohio.


         IN WITNESS WHEREOF, the parties have duly executed the Agreement as of the date first written above.

OM GROUP, INC.                                 EXECUTIVE:


By: /s/ Carolyn J. Buller                      /s/ Frank  E. Butler
    ---------------------------------          ---------------------------------
    Title:  General Counsel                    Frank E. Butler